EXHIBIT 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2008 SECOND FISCAL QUARTER
Lisle, IL, USA – January 23, 2008 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2008 second fiscal quarter.
2008 Second Fiscal Quarter Results
Revenue for the quarter ended December 31, 2007 was $841.6 million, an increase of 0.5% over the same period last fiscal year and 6.2% over the September 2007 quarter. Revenue in local currencies declined 4.0% as currency translation increased revenue by $37.5 million compared with last year’s December quarter.
When compared with the September quarter, revenue in the telecom communications market increased 12.4%, primarily due to a 14.3% increase in revenue for mobile phones. Revenue in the data and consumer markets increased 6.2% and 4.6%, respectively. Revenue in the automotive market increased 3.8%, primarily due to gains in Japan and Europe. Revenue in the industrial market declined 2.3%.
Net income for the December quarter was $59.2 million, or $0.33 per share. Included in the current quarter results was a pretax charge of $7.3 million, or approximately $0.02 per share, relating to the previously announced restructuring program. Earnings per share were $0.36 in the prior year December quarter and $0.29 in the September 2007 quarter.
Gross profit margin for the December quarter was 30.1%, compared with 29.8% in the September quarter and 30.9% in the prior year December quarter. The reduction from last year was due primarily to price erosion and the higher material purchase costs for gold. The average market price of gold for the quarter increased 28% when compared with the prior year quarter. The Company continues to benefit from a gold hedge covering close to one-half of fiscal 2008 usage.
SG&A expense for the December quarter was 19.7% of revenue, compared with 20.3% in the September quarter, and 20.0% in the prior year quarter. The effective tax rate for the December quarter was 30.0%.

Orders for the December quarter were $858.9 million, increasing 10.3% compared with the prior year quarter and 5.8% sequentially. Order growth in telecom was excellent, again due to the improving mobile phone market. The Company’s order backlog on December 31, 2007 was $374.7 million, compared with $375.9 million in the prior year December quarter, and $353.3 million in the September quarter.
Martin P. Slark, CEO and Vice-Chairman commented on the quarter, “Revenue reached a record level and earnings per share was at the high end of our outlook. We were also encouraged that sequential trends remained positive with a 1.02 book to bill ratio for the quarter. Gross profit margin improved when compared with the September quarter, and our cost reduction program is on track. We have now completed two quarters under the new product division organization and the results to date are encouraging. The product divisions have already demonstrated the potential under this structure to reduce capital spending and control headcount and other resources. In addition, the global sales and marketing organization has successfully transitioned without any adverse impact to customers or our traditional order patterns. As the product divisions work to execute their new global strategies, we expect the benefits of the new organization to increasingly contribute to our financial results.”
Research and Development and Capital Spending
Research and development expenditures for the December quarter were $43.1 million, compared with $40.4 million in the prior year December quarter. Capital expenditures for the December quarter were $53.3 million, compared with $80.2 million in the prior year December quarter and $49.1 million in the September quarter. Capital expenditures for the first two quarters of fiscal 2008 were $102.4 million, or 6.3% of revenue, compared to $155.8 million, or 9.3% of revenue in the prior year period. This reduction is consistent with the Company’s goal of increasing asset efficiency by lowering the incremental investment required to drive future growth.
Depreciation expense was $60.3 million, compared with $58.3 million in the prior year December quarter and $58.6 million in the September quarter.
Cash and Working Capital
During the December quarter, total cash declined by $4.7 million to $442.6 million. This includes $51.2 million used to repurchase stock. Total accounts receivable and inventory days remained at approximately the same levels as in the September quarter.
Six-Month Results
Revenue for the six-months ended December 31, 2007 was $1.63 billion, a decrease of 2.0% compared with the prior fiscal year. During this period currency translation increased revenue by $53.3 million. Net income of $112.5 million, or $0.61 per share, declined 21.2% compared with last year’s net income of $142.7 million, or $0.77 per share. Included in the current fiscal results was a pretax charge of $9.9 million, or approximately $0.04 per share, relating to the restructuring program.

Stock Buyback
During the quarter, the Company repurchased 1,500,000 shares of Class A Common Stock (MOLXA) and 400,000 shares of Common Stock (MOLX) at a total cost of $51.2 million. The Board of Directors previously authorized the repurchase of up to $200.0 million of common stock through June 30, 2008, and approximately $88.2 million remains under this authorization.
Third Quarter Outlook
The Company entered the third quarter with a very strong balance sheet, and its cost reduction initiatives proceeding as planned. Business levels improved during the second quarter, especially outside the United States. We are benefiting from our considerable global presence both in demand and stronger currency translation. While forecasting the short-term environment is difficult given the global economic uncertainty, we believe that aggregate inventory within the supply chain is at reasonable levels. While the Company has not seen a reduction in demand, lead-times and visibility remain short term. The Company believes that its cost reduction initiatives, as well as the progress shown in lowering capital investment, are prudent steps, especially during times of economic uncertainty.
The Company expects that revenue for the third fiscal quarter ending March 31, 2008, will be in a range of $820 to $860 million, and earnings per share will be in a range of $0.31 to $0.35. These estimates include a restructuring charge of approximately $0.02 per share.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “Research and Development and Capital Spending,” and “Third Quarter Outlook.” These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a product-focused organization structure.

Other risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2007, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Earnings Conference Call Information
A conference call will be held on Wednesday, January 23, 2008 at 4:00 pm central. Please dial (888) 679-8038 to participate in the conference call. International callers please dial (617) 213-4850. Please dial in at least five minutes prior to the start of the call and refer to participant passcode 86885864. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 66979203.
Other Investor Events
February 7, 2008 – Thomas Weisel Partners Technology, Telecom & Internet Conference 2008 in San Francisco, CA
March 4, 2008 – Morgan Stanley Technology Conference in Dana Point, CA
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 59 plants in 19 countries throughout the world.
# # #
Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$399,038	$378,361
Marketable securities	43,545	82,549
Accounts receivable, less allowances of $37,130 and $31,064, respectively	725,091	685,666
Inventories	411,291	392,680
Other current assets	57,994	51,571

Total current assets	1,636,959	1,590,827
Property, plant and equipment, net	1,138,919	1,121,369
Goodwill	369,381	334,791
Other assets	295,354	269,121

Total assets	$3,440,613	$3,316,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$289,898	$279,847
Accrued expenses	201,365	187,890
Other current liabilities	82,881	63,214

Total current liabilities	574,144	530,951
Other non-current liabilities	25,361	25,612
Accrued pension and postretirement benefits	111,668	108,693
Long-term debt	137,493	127,821

Total liabilities	848,666	793,077

Commitments and contingencies

Total stockholders’ equity	2,591,947	2,523,031

Total liabilities and stockholders’ equity	$3,440,613	$3,316,108

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenue	$841,560	$837,467	$1,634,170	$1,667,012
Cost of sales	588,445	578,958	1,144,905	1,139,094

Gross profit	253,115	258,509	489,265	527,918

Selling, general and administrative	165,699	167,691	326,334	333,992
Restructuring costs and asset impairments	7,258	—	9,887	—

Total operating expenses	172,957	167,691	336,221	333,992

Income from operations	80,158	90,818	153,044	193,926

Investment income	2,081	1,792	2,779	3,609
Interest income, net	2,356	2,009	4,920	4,089

Total other income, net	4,437	3,801	7,699	7,698

Income before income taxes	84,595	94,619	160,743	201,624

Income taxes	25,379	28,392	48,223	58,896

Net income	$59,216	$66,227	$112,520	$142,728

Earnings per share:
Basic	$0.33	$0.36	$0.62	$0.78
Diluted	$0.33	$0.36	$0.61	$0.77

Dividends declared per share	$0.1125	$0.0750	$0.2250	$0.1500

Average common shares outstanding:
Basic	181,034	184,058	182,211	183,895
Diluted	182,174	185,969	183,273	185,972

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	December 31,
	2007	2006
Operating activities:
Net income	$112,520	$142,728
Add non-cash items included in net income:
Depreciation and amortization	121,357	117,696
Share-based compensation	12,427	13,744
Other non-cash items	1,654	4,346
Changes in assets and liabilities:
Accounts receivable	(6,155)	5,445
Inventories	437	(41,174)
Accounts payable	(5,548)	(30,620)
Other current assets and liabilities	7,403	(44,070)
Other assets and liabilities	6,191	(2,754)

Cash provided from operating activities	250,286	165,341

Investing activities:
Capital expenditures	(102,417)	(155,806)
Proceeds from sales of property, plant and equipment	6,787	2,097
Proceeds from sales or maturities of marketable securities	253,694	3,818,536
Purchases of marketable securities	(213,023)	(3,709,724)
Acquisitions	(42,470)	(237,114)
Other investing activities	(6,433)	3,993

Cash used for investing activities	(103,862)	(278,018)

Financing activities:
Proceeds from revolving credit facility	—	44,000
Payments on revolving credit facility	—	(44,000)
Proceeds from issuance of long-term debt	—	131,045
Payments of long-term debt	(1,467)	(26,337)
Cash dividends paid	(34,259)	(27,579)
Exercise of stock options	7,513	8,107
Purchase of treasury stock	(111,779)	(12,539)
Other financing activities	(497)	452

Cash (used for) provided by financing activities	(140,489)	73,149

Effect of exchange rate changes on cash	14,742	6,126

Net increase in cash and cash equivalents	20,677	(33,402)
Cash and cash equivalents, beginning of period	378,361	332,815

Cash and cash equivalents, end of period	$399,038	$299,413